Exhibit 3.15

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DORCHESTER MINERALS ACQUISITION LP

TO:	THE OKLAHOMA SECRETARY OF STATE
2300 N. Lincoln Blvd., Room 101, State Capitol Building
Oklahoma City, Oklahoma 73105-4897
(405) 522-4560

The undersigned, being the sole general partner of the partnership described below, hereby certifies as follows:

FIRST: The name of the limited partnership is Dorchester Minerals Acquisition LP.

SECOND: The address of the office of the partnership (where the books and records are kept) is Raley Compressor Station, Intersection of Mile 43 Road and “K” Road, 2.5 Miles southwest of Hooker, Oklahoma, Hooker, Oklahoma 73945. The name and address for the agent and service of process in this state is Rodney D. Childress, Raley Compressor Station, Intersection of Mile 43 Road and “K” Road, 2.5 Miles southwest of Hooker, Oklahoma, Hooker, Oklahoma 73945.

THIRD: The name and address of the sole general partner of the partnership is as follows:

Dorchester Minerals Acquisition GP, Inc.

Raley Compressor Station

Intersection of Mile 43 Road and “K” Road

2.5 Miles southwest of Hooker, Oklahoma

Hooker, Oklahoma 73945

FOURTH: The term of the existence of the partnership is perpetual.

FIFTH: The effective date and time of the formation of the partnership shall be 11:59 p.m., Central Standard Time, on September 22, 2004.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXECUTED effective this 22nd day of September, 2004.

DORCHESTER MINERALS ACQUISITION GP, INC.
Its General Partner

By:	/s/ William Casey McManemin
William Casey McManemin
President